Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Silvaco Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, Silvaco Group, Inc. 2024 Stock Incentive Plan	457(h)	3,654,533(2)(3)	$19.00(4)	$69,436,127	$0.0001476	$10,248.78
Equity	Common Stock, par value $0.0001 per share, Silvaco Group, Inc. 2024 Employee Stock Purchase Plan	457(h)	312,500(5)	$19.00(6)	$5,937,500	$0.0001476	$876.38
Equity	Common Stock, par value $0.0001 per share, Silvaco Group, Inc. 2014 Stock Incentive Plan	457(h)	4,370,745(7)	$19.00(8)	$83,044,155	$0.0001476	$12,257.32

Total Offering Amounts					$158,417,782		$23,382.48
Total Fee Offsets							—
Net Fee Due							$23,382.48
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of common stock.
(2)Represents (i) shares of common stock reserved for future issuance pursuant to stock options, restricted stock units (“RSUs”), and other awards under the Registrant’s 2024 Stock Incentive Plan (the “2024 Plan”) and (ii) additional shares of common stock that will become available for future issuance pursuant to equity awards under the 2024 Plan to the extent that RSUs and restricted stock awards outstanding under the Registrant’s 2014 Amended and Restated Stock Incentive Plan (the “2014 Plan”) immediately prior to the filing of this Registration Statement expire, terminate prior to settlement, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation. In addition, to the extent that any RSUs outstanding under the 2014 Plan expire, terminate prior to exercise or settlement, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, the shares of common stock reserved for issuance pursuant to such stock options will become available for issuance under the 2024 Plan. See footnote 7 below.
(3)The number of shares reserved for issuance under the 2024 Plan will automatically increase on January 1 of each calendar year for a period of ten years, commencing on January 1, 2025 and ending on (and including) January 1, 2034, in an amount equal to the lesser of (i) 3% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year or (ii) the amount (including zero) that the compensation committee of the Registrant determines for purposes of the annual increase for that calendar year.
(4)Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $19.00 per share of common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-278666), declared effective on May 8, 2024.
(5)Represents shares of common stock reserved for future issuance under the Registrant’s 2024 Employee Stock Purchase Plan (the “ESPP”). The number of shares reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2025 and ending on (and including) January 1, 2034, in an amount equal to the lesser of (i) 1% of the Registrant’s outstanding shares on such date or (ii) the amount (including zero) that the compensation committee of the Registrant determines for purposes of the annual increase for that calendar year.
(6)Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per unit is based upon $19.00, which is the initial public offering price per share of common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-278666), declared effective on May 8, 2024, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.
(7)Represents shares of common stock issuable pursuant to RSUs outstanding under the 2014 Plan immediately prior to the filing of this Registration Statement. The 2014 Plan has been terminated, and no further equity awards will be made pursuant to the 2014 Plan. The shares of common stock reserved for issuance pursuant to such RSUs will become available for issuance under the 2024 Plan to the extent any such shares (i) are not issued because such RSU or any portion thereof expires or otherwise terminates without all of the shares covered by such RSU having been issued, (ii) are not issued because such RSU or any portion thereof is settled in cash, (iii) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such RSUs, (iv) are withheld or reacquired to satisfy the exercise, strike, or purchase price, or (v) are withheld or reacquired to satisfy a tax withholding obligation. See footnote 3 above.